SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the "Agreement"), dated as of June 5, 2012, between Richard Pearce, an individual (the "Executive"), and DC Brands International, Inc. (the "Company"), a Colorado corporation, recites and provides as follows:

WHEREAS, Executive served as the Chief Executive Officer and Chairman of the Board of Directors of the Company and/or its subsidiaries pursuant to an Employment Agreement dated October 1, 2004 (the "Employment Agreement"); and

WHEREAS, Executive desires to terminate the Employment Agreement and for Executive to retire from his employment and membership on the Board of Directors of the Company and/or of its subsidiaries; and,

WHEREAS, the Company and Executive have reached agreement on all matters relating to the amounts owed to Executive by the Company, his retirement from employment and membership on the Board of Directors of the Company and/or subsidiaries; and,

WHEREAS, the Company and Executive desire to set forth all of the terms and conditions of their agreement in this Agreement.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration, the Company and Executive agree as follows:

1. RESIGNATION: Executive hereby irrevocably and voluntarily resigns for the purposes of retirement from his position as Chairman and Chief Executive Officer of the Company and from the Board of Directors of the Company and all of its subsidiaries or affiliates as of the Effective Date of this Agreement as defined below. In connection with Executive's resignation and as of the Effective Date of this Agreement:

a. NO DUTIES. As of June 5, 2012, Executive shall have no further obligation or authority to perform duties and functions on behalf of the Company and/or its subsidiaries or affiliates and shall refrain from performing such duties or functions.

b. COOPERATION. Anything to the contrary in this Agreement notwithstanding, Executive may and must cooperate with the Company to and including June 5, 2012 and thereafter as necessary for business, including legal, matters when requested by the then Chief Executive Officer and/or Chairperson of the Board. If such cooperation is required, the Company shall compensate him at the rate of Two Hundred Fifty Dollars ($250) per hour. The Company shall reimburse him for any approved, reasonable expenses incurred by Executive as a result of his cooperation..

2. SEVERANCE COMPENSATION. In consideration of Executive's undertakings contained in this Agreement, the Company shall:

a. Issue to Executive upon execution of this Agreement, a senior secured convertible promissory note (the "Note") in the principal amount of Four Million Seven Hundred Seventy-Five Thousand Eight Hundred Thirty-Four Dollars ($4,775,834), which is the amount of the accrued salary and expense reimbursement owed to Executive under the terms of Employment Agreement, which note will be secured by a lien on all of the property, equipment and intellectual property of the Company and shall be convertible into common stock of the Company at a sixty percent (60%) discount from the prior day's closing stock price; provided, however that Executive's shall not be entitled to convert into any shares of stock if such conversion would cause him to own in excess of four and ninety-nine one hundredths percent (4.99%) of the outstanding common stock of the Company.

b. Executive shall have the right to receive at no cost to Executive up to Five Hundred Dollars ($500) worth of Hard Nutrition products for his personal use (based upon the cost of the products to the Company) per month until such time as the Note is paid in full.

c. Executive shall have the right to utilize the services of Mr. Peter Stump at the rate of Twenty Five Dollars ($25) per hour so long as such retention of Mr. Stumpp does not adversely interfere with his performance of his duties for the Company.

d. Issue to Cut & Dried a promissory note in the principal amount of the short term loans from Cut & Dried (which is approximately Four Hundred Thousand Dollars ($400,000)), which note shall provide that the loan is to be repaid at the rate of One Hundred Thousand Dollars ($100,000) per month until paid in full.

e. The Executive shall be entitled to remove all personal items from the principal executive offices of the Company, including his desk, furniture in his office, computer, trade show booths and all related accessories.

f. The Executive wishes to forgo the last two years of his contract totaling One Million Nine Hundred Thousand Dollars ($1,900,000) in pay and instead reward the ~~following groups and individuals who have helped the Company.~~

(i) The Company shall issue to Gracin & Marlow, LLP a note to reflect all Company debt owed to it which is not currently evidenced by a note, which note shall be payable as soon as possible upon receipt of funds from a financing or the Company's equity line.

(ii) The Company shall pay a bonus to each of the following individuals, half of which shall be payable six months from the date of this Agreement and the other half of which shall be payable twelve months from the date of this Agreement, such bonus to be payable in the sole discretion of the Company in cash, stock or options or a combination thereof:

Bob Ward	$400,000
Louis Shirley	$400,000
Jeremy Alcamo	$200,000

Bob Nickel	$200,000
Wade Brantley	$125,000
Robert H. Armstrong	$125,000
Peter Stumpp	$125,000
Melanie Perry	$ 40,000
Bill Andersen	$ 40,000
Keith Gunter	$ 25,000
Tom Washburn	$ 10,000
Debby Vigil	$ 10,000
Peter Papillion	$100,000

3. RELEASES.

a. In consideration of the Company's undertakings contained in this Agreement, Executive shall execute the Release contemporaneous with execution of Agreement, which is attached hereto and expressly incorporated into this Agreement.

b. In consideration of Executive's undertakings contained in this Agreement to which the Company is not otherwise entitled, the Company releases Executive from, and promises and agrees not to sue Executive for or in respect of, any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions and expenses (including attorney's fees and costs) of any nature whatsoever, known or unknown, which the Company now has or claims to have against Executive from the beginning of time to the date of this Agreement, provided, however, that this release shall not bar or waive any claims arising out of any shareholder or derivative actions against Executive or for business related willful misconduct, intentional misconduct or criminal conduct.

4. NO BENEFITS NOT SET OUT IN THIS AGREEMENT. No salary, benefits, vacation pay, sick pay or other payments or additional monies beyond the sums identified in Paragraph 2 of this Agreement will be made by the Company to Executive or on Executive's behalf and the parties agree that no salary, benefits, or other payments beyond the sums identified in Paragraph 2(a) are owing, except for ongoing royalty payments on the patented cap (50% owned by Executive).

5. NO DISPARAGEMENT.

a. In consideration of the Company's undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive agrees that he and his agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Company, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the "The Company Related Parties") and (ii) referring to or in any way commenting on the Company and/or any of

RHW [initials]

the other The Company Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Company and/or any of the other the Company Related Parties.

b. In consideration of Executive's undertakings contained in this Agreement to which the Company is not otherwise entitled, the Company and The Company Related Parties agree that they shall refrain from (i) all conduct, verbal or otherwise, which materially damage the reputation, goodwill or standing in the community of Executive and (ii) referring to or in any way commenting on Executive in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), would materially damage, the reputation, goodwill or standing in the community of Executive.

6. TERMS ARE CONFIDENTIAL. Until such time as the Company is required to disclose the existence and terms of this Agreement, Executive shall keep the terms and conditions of this Agreement strictly confidential. Executive hereby agrees not to disclose the existence of this Agreement or any of the terms of this Agreement (including without limitation the amounts referred to in Paragraph 2) to any person, including without limitation, any current or former employee of or applicant for employment with the Company and/or any of the other The Company Related Parties, with the exception of Executive's attorney, accountant, tax preparer or spouse or as compelled by legal process, provided Executive's attorneys, accountants, tax preparers, or spouses, are informed of this provision requiring confidentiality and such person agrees to be bound by its terms.

7. RETURN OF COMPANY PROPERTY. All documents, records, data, equipment (including, without limitation: any computer or computers; any electronic storage device; computer hard drives; flash drives; discs and the like), the Company charge or credit cards, any the Company electronic communication devices (including cellular telephones, BlackBerry®, PDA and the like) and other physical property, whether or not pertaining to Confidential Information, which were furnished to Executive by the Company or were procured by Executive for the Company in connection with Executive's services to the Company and/or is subsidiaries or affiliates will be and remain the sole property of the Company. Executive will return to the Company forthwith all such materials and property except as provided in Paragraph 8 of this Agreement.

8. CONFIDENTIAL INFORMATION.

a. "Confidential Information" means any information concerning or referring in any way to the business of the Company and/or its subsidiaries and affiliates disclosed to or acquired by the Executive through or as a consequence of the Executive's affiliation as an employee of the Company and/or member of its and/or its subsidiaries or affiliates. For purposes of this Agreement, Confidential Information consists of information proprietary to the Company and/or its subsidiaries and affiliates which is not generally known to the public and which in the ordinary course of business is maintained by the Company and/or its subsidiaries and affiliates as confidential. By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other

technical information in any way concerning or referring to scientific, technical or mechanical aspects of the Company's and/or its subsidiaries' and affiliates' products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to the Company's and/or its subsidiaries' and affiliates' business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by the Company and/or its subsidiaries and affiliates as "confidential." Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by: (a) a person otherwise bound to the provisions hereof or (b) any person bound by a duty of confidentiality or similar duty owed to the Company and/or its subsidiaries and affiliates.

b. DUTY OF CONFIDENTIALITY. Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others to disclose or use) any Confidential Information belonging to the Company and/or its subsidiaries and affiliates, whether in oral, written, electronic or permanent form, except as directed in writing by the Board of Directors of the Company and/or its subsidiaries or affiliates.

c. DELIVERY. Executive shall deliver forthwith to the Company and/or its subsidiaries and affiliates as the case may be all original Confidential Information (and all copies thereof) in Executive's possession or control belonging to the Company and/or its subsidiaries and affiliates and all tangible items embodying or containing Confidential Information.

d. INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive's part of any agreement in this Paragraph 10 will cause irreparable damage to the Company and/or its subsidiaries and affiliates, and accordingly, Executive agrees that the Company and/or its subsidiaries and affiliates as the case may be shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that The Company and/or its subsidiaries and affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

9. NON-COMPETE.

a. NON-COMPETE. For a period commencing on the Effective Date of this Agreement and ending June 4, 2013 (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of the Company and/or its subsidiaries or affiliates (collectively, a "Competitor"). Nothing herein shall

prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

b. SCOPE. If, at the time of enforcement of this Paragraph 11, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

c. INDEPENDENT AGREEMENT. The existence of any claim or cause of action of Executive against the Company or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

d. INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive's part of any agreement in this Paragraph 11 will cause irreparable damage to the Company and/or its subsidiaries or affiliates, and accordingly, Executive agrees that the Company and/or its subsidiaries or affiliates shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that the Company and/or its subsidiaries or affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company and/or its subsidiaries or affiliates of the covenants contained in this Agreement.

10. ARBITRATION: No dispute between one or more the Company Related Parties and Executive, shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association ("AAA") or, if the Company and Executive agree in a separate writing, any other individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either the Company or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

a. The arbitration shall be initiated in Denver, Colorado and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one (1) year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

b. The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of Colorado. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

c. PRIOR AGREEMENTS SUPERSEDED. This Agreement supersedes all previous Agreements between the Executive and the Company, including the Employment Agreement. To the extent that there is any conflict between this Agreement and any earlier agreement between The Company and Executive, this Agreement governs.

11. SUCCESSORS.

a. This Agreement is personal to Executive and shall not be assignable by Executive. In the event of Executive's death on or before payment in full of the Note and in the absence of his earlier material breach of this Agreement, any payment or benefit due shall inure to Executive's estate or beneficiary, as applicable.

b. This Agreement shall inure to the benefit of the Company and its successors and assigns. The Company may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, provided that such assignee is financially qualified to fulfill obligations hereunder and in the event of such assignment, the Company agrees to guarantee all obligations hereunder.

12. MISCELLANEOUS

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, reputable overnight courier (such as Federal Express or UPS), or by facsimile, or by e-mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to the Company or Executive as follows:

For the Company: For Executive:

9500 W 49th Avenue
Suite D-106
Wheat Ridge, CO 80333

3875 Pierson Court
Wheat Ridge, CO 80033

c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

d. The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

e. This Agreement shall become effective on the seventh (7th) day after the Executive executes the General Release attached as Exhibit "A" to this Agreement, provided the Executive does not exercise his right to revoke the General Release ("Effective Date").

IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DC BRANDS INTERNATIONAL, INC.,	**EXECUTIVE**
By: ______________________	______________________
Robert H. Armstrong Chief Financial Officer	RICHARD PEARCE

RHA RP

RELEASE

THIS Release dated as of June 5, 2012, between Richard Pearce, an individual (the "Executive"), and DC Brands International, Inc. (the "Company"), a Colorado corporation, recites and provides as follows:

WHEREAS, Executive serves or served as the Chief Executive Officer and Chairman of the Board of Directors of the Company and/or its subsidiaries pursuant to an Employment Agreement dated October 2004 (the "Employment Agreement");

WHEREAS, Executive and the Company desire to terminate the Employment Agreement and Executive has resigned his employment and membership on the Board of Directors of The Company and/or of its subsidiaries;

WHEREAS, The Company and Executive have reached agreement on all matters relating to the employment of Executive by the Company and his retirement from employment and membership on the Board of Directors of The Company and/or subsidiaries;

WHEREAS, The Company and Executive have set the terms and conditions of their agreement in the Severance Agreement dated June 5, 2012 ("Severance Agreement") to which this Release is Exhibit "A"; and,

WHEREAS, the Severance Agreement obligates Executive to execute this Release;

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration contained in the Severance Agreement, Executive agrees as follows:

1. In consideration of the Company's undertakings contained in the Severance Agreement to which Executive is not otherwise entitled, Executive releases the Company, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the "The Company Related Parties") from, and promises not to sue the Company and/or any of the other the Company Related Parties for or in respect of, any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions and expenses (including attorney's fees and costs) of any nature whatsoever, known or unknown, which Executive now has or claims to have against the Company and/or any of the other the Company Related Parties jointly, severally or singly from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive's employment with the Company or the termination of his employment; claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment, including but not limited to wages, benefits or discrimination in employment on the basis of any protected characteristic. This release applies to rights and claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, *et seq*.). This release does not release the Company or the Company-Related Parties from obligations under the Severance Agreement.

2. Notwithstanding Paragraph 1 of this Release, Executive may bring a claim for breach of the Severance Agreement. If any claim covered in Paragraph 1 of this Release, other than for a breach of the Severance Agreement or to enforce his rights under the Severance Agreement, is brought by Executive, to the greatest extent permitted by applicable law, the Company and/or the other the Company Related Parties shall be entitled to its and/or their attorney's fees and costs upon prevailing on such claim.

3. Executive acknowledges the following:

a. He has read and understands this Release and the Severance Agreement;

b. Before executing this Release and the Severance Agreement he has been offered at least forty-five (45) days to consider his rights and obligations under this Release and the Severance Agreement;

c. The period of time he has to consider his rights and obligations under this Release and the Severance Agreement is reasonable;

d. Before executing this Release and the Severance Agreement, the Company advised him in writing to consult with an attorney;

e. He has knowingly and voluntarily elected to enter into this Release and the Severance Agreement and releases The Company from any and all claims, subject to the stated limitations in this Release, in exchange for valuable consideration which is in addition to anything of value to which he is already entitled;

f. The Release constitutes a waiver of all rights and claims he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, *et seq.*);

g. This Release does not waive any rights or claims by Executive that may arise after this Release is finally accepted and executed; and,

h. For a period of seven (7) days following the execution of this Release and the Severance Agreement, Executive may revoke this Release and the Severance Agreement by sending written notice of same to the Company, addressed to 9500 West 49th Avenue, Suite D-106, Wheat Ridge, CO 80033. For the revocation to be effective, The Company must receive the written notice by not later than the close of business on the seventh day after Executive signs this Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has expired without Executive having exercised his right to revoke.

DC BRANDS INTERNATIONAL, INC.

By: ____________________
Robert H. Armstrong
Chief Financial Officer

EXECUTIVE

____
RICHARD PEARCE

On the __ day of June in the year 2012 before me, the undersigned, personally appeared Robert H. Armstrong, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and with the authority of DC Brands International, Inc. and by his signature on the instrument, the corporation upon which the individual acted executed the instrument.

____
Notary Signature

POLINA ROZENBERG
Notary Public, State of New York
No. 01RO6149440
Qualified in New York County
Term Expires ~~July 10, 2010~~ January 5th, 2015

On the ___ day of June in the year 2012 before me, the undersigned, personally appeared Richard Pearce, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the individual executed the instrument.

____
Notary Signature

POLINA ROZENBERG
Notary Public, State of New York
No. 01RO6149440
Qualified in New York County
Term Expires ~~July 10, 2010~~ January 5th, 2015